Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Jason Saragian	Scott Deitz
419/248.8987	419/248.8935

Owens Corning CEO Dave Brown to Retire in 2007;

CFO Mike Thaman Selected to Succeed Mr. Brown

TOLEDO, Ohio – Apr. 18, 2007 – Owens Corning (NYSE:OC) today announced that the company’s President and Chief Executive Officer Dave Brown plans to retire in 2007. Upon his retirement, Mr. Brown will be succeeded by Mike Thaman, who currently serves as Chairman of the Board and chief financial officer. A search for Mr. Thaman’s successor as chief financial officer is underway. In his new role, Mr. Thaman will retain the title and responsibilities of Chairman of the Board.

“Mike has been my business partner for the past five years and an integral part of our success,” said Brown. “He is the ideal person to lead Owens Corning into the future. He knows the customers we serve around the world and our employees who deliver the products and services that make Owens Corning such a respected name.”

Mr. Brown, 58, has served as Owens Corning president and chief executive officer since 2002. Prior to that appointment, he served as chief operating officer with responsibility for the company’s operating businesses worldwide.

Under Mr. Brown’s leadership, Owens Corning strengthened its financial performance, generated record sales, successfully navigated through asbestos-related Chapter 11 and improved its safety incident rate by 70 percent. He focused Owens Corning’s business portfolio and positioned the company for continued profitable growth.

Mr. Brown joined Owens Corning in 1978. He was named vice president and president of the Roofing and Asphalt business in the early 1990s and is credited with strengthening that business’s performance.

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In 1995, Mr. Brown was named vice president and president of Building Materials Sales and Distribution, with responsibility for the company’s North American sales organization and distribution channels. He was soon appointed vice president and president of the Owens Corning Insulating Systems business, the largest sales and profit center within the company. Under his direction, the business experienced consistent growth in sales and profitability.

Mr. Thaman, 43, will become the seventh CEO in Owens Corning’s 69-year history. He has been Owens Corning’s chief financial officer since 2000. Mr. Thaman was named to the company’s Board of Directors in 2002 and was named Chairman of the Board later that year. Prior to being named CFO, Mr. Thaman held the positions of president of Owens Corning’s Exterior Systems business in North America and of its Engineered Pipe business in Europe. During his 15 years at Owens Corning, he has lived in the United States, Canada and Belgium.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronics, telecommunications and other high-performance applications. Founded in 1938, Owens Corning is a market-leading innovator of glass-fiber technology with sales of $6.5 billion in 2006 and 19,000 employees in 26 countries. Additional information is available at http://www.owenscorning.com/.